[CONFORMED COPY]

Exhibit 4(d)1

LOUISIANA POWER & LIGHT COMPANY
to
THE CHASE MANHATTAN BANK
(NATIONAL ASSOCIATION)
(successor to The Chase National Bank of the City of New York)
and
J. A. PAYNE
(successor to Carl E. Buckley)
As Trustees under Louisiana Power & Light Company’s Mortgage and Deed of Trust, dated as of April 1, 1944
_________________
TWENTY-NINTH SUPPLEMENTAL INDENTURE
Providing among other things for
First Mortgage Bonds, 16% Series due April 1, 1991
(Twenty-eighth Series)
_________________
Dated as of April 1, 1981

TWENTY-NINTH SUPPLEMENTAL INDENTURE
INDENTURE, dated as of April 1, 1981, between LOUISIANA POWER & LIGHT COMPANY, a corporation of the State of Louisiana (successor by merger to Louisiana Power & Light Company, a corporation of the State of Florida), whose post office address is 142 Delaronde Street, New Orleans, Louisiana 70174 (hereinafter sometimes called the “Company”), and THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), a national banking association existing under the laws of the United States of America (successor to The Chase National Bank of the City of New York), whose principal corporate trust office is located at 1 New York Plaza, New York, New York 10081 (hereinafter sometimes called the “Corporate Trustee”), and J. A. PAYNE (successor to Carl E. Buckley), whose post office address is Hiram Road, Cold Spring, New York (said J. A. PAYNE being hereinafter sometimes called the
“Co-Trustee” and the Corporate Trustee and the Co-Trustee being hereinafter together sometimes called the “Trustees”), as Trustees under the Mortgage and Deed of Trust, dated as of April 1, 1944 (hereinafter called the “Mortgage”), which Mortgage was executed and delivered by Louisiana Power & Light Company, a corporation of the State of Florida (hereinafter sometimes called the “Florida Company”), to secure the payment of bonds issued or to be issued under and in accordance with the provisions of the Mortgage, reference to which Mortgage is hereby made, this Indenture (hereinafter called the “Twenty-ninth Supplemental Indenture”) being supplemental thereto;
WHEREAS, the Mortgage was recorded in various Parishes in the State of Louisiana, which Parishes are the same Parishes in which this Twenty-ninth Supplemental Indenture is to be recorded; and
WHEREAS, by the Mortgage, the Florida Company covenanted that it would execute and deliver such supplemental indenture or indentures and such further instruments and do such further acts as might be necessary or proper to carry out more effectually the purposes of the Mortgage and to make subject to the lien of the Mortgage any property thereafter acquired and intended to be subject to the lien thereof; and
WHEREAS, the Florida Company executed and delivered to the Trustees the following supplemental indentures:

Designation	Dated as of
First Supplemental Indenture	March 1, 1948
Second Supplemental Indenture	November 1, 1950
Third Supplemental Indenture	September 1, 1953
Fourth Supplemental Indenture	October 1, 1954
Fifth Supplemental Indenture	January 1, 1957
Sixth Supplemental Indenture	April 1, 1960
Seventh Supplemental Indenture	June 1, 1964
Eighth Supplemental Indenture	March 1, 1966
Ninth Supplemental Indenture	February 1, 1967
Tenth Supplemental Indenture	September 1, 1967
Eleventh Supplemental Indenture	March 1, 1968
Twelfth Supplemental Indenture	June 1, 1969
Thirteenth Supplemental Indenture	December 1, 1969
Fourteenth Supplemental Indenture	November 1, 1970
Fifteenth Supplemental Indenture	April 1, 1971
Sixteenth Supplemental Indenture	January 1, 1972
Seventeenth Supplemental Indenture	November 1, 1972
Eighteenth Supplemental Indenture	June 1, 1973
Nineteenth Supplemental Indenture	March 1, 1974
Twentieth Supplemental Indenture	November 1, 1974
which supplemental indentures were recorded in various Parishes in the State of Louisiana; and
WHEREAS, the Florida Company was merged into the Company on February 28, 1975, and the Company thereupon executed and delivered to the Trustees a Twenty-first Supplemental Indenture, dated as of March 1, 1975, pursuant to which the Company, among other things, assumed and agreed duly and punctually to pay the principal of and interest on the bonds at the time issued and outstanding under the Mortgage, as then supplemented, in accordance with the provisions of said bonds and of any appurtenant coupons and of the Mortgage as so supplemented, and duly and punctually to observe, perform and fulfill all of the covenants and conditions of the Mortgage, as so supplemented, to be kept or performed by the Florida Company, and said Twenty-first Supplemental Indenture was recorded in various Parishes in the State of Louisiana; and
WHEREAS, the Company has succeeded to and has been substituted for the Florida Company under the Mortgage with the same effect as if it had been named as mortgagor corporation therein; and
WHEREAS, the Company executed and delivered to the Trustees the following supplemental indentures:

Designation	Dated as of
Twenty-second Supplemental Indenture	September 1, 1975
Twenty-third Supplemental Indenture	December 1, 1976
Twenty-fourth Supplemental Indenture	January 1, 1978
Twenty-fifth Supplemental Indenture	July 1, 1978
Twenty-sixth Supplemental Indenture	May 1, 1979
Twenty-seventh Supplemental Indenture	November 1, 1979

Which supplemental indentures were recorded in various Parishes in the State of Louisiana; and
WHEREAS, the Company executed and delivered to the Trustees a Twenty-eighth Supplemental Indenture, dated as of December 1, 1980; which was recorded in various Parishes in the State of Louisiana as follows:

Parish	Date Filed	Entry or File Number	Mortgage Book	Folio
Ascension	December 22, 1980	179491	297	551
Assumption	December 22, 1980	134598	128	221
Avoyelles	December 23, 1980	80-8292	*47	682
Bienville	December 23, 1980	Z-6631	156	26
Bossier	December 23, 1980	351955	422	492
Caldwell	December 23, 1980	147131	101	42
Catahoula	December 23, 1980	174153	108	91
Claiborne	December 23, 1980	300682	131	600
Concordia	December 23, 1980	149200	125	283
East Carroll	December 23, 1980	51359	134	58
East Feliciana	December 22, 1980	90233	78	751
Franklin	December 23, 1980	223365	156	119
Grant	December 23, 1980	37157	111	688
Iberville	December 22, 1980	38	171	91
Jackson	December 23, 1980	258263	SS	201
Jefferson	December 22, 1980	950335	**6	885
Lafourche	December 22, 1980	533448	372	522
LaSalle	December 23, 1980	112834	111	179
Lincoln	December 23, 1980	D-31947	157	147
Livingston	December 22, 1980	176853	184	582
Madison	December 23, 1980	60522	58	160
Morehouse	December 23, 1980	55797	302	615
Natchitoches	December 23, 1980	M-A-4107	407A	337
Orleans	December 22, 1980	†395482	2310A	472
Ouachita	December 23, 1980	827627	971	674
Plaquemines	December 22, 1980	161	110	474
Rapides	December 23, 1980	730352	903	1
Red River	December 23, 1980	146728	93	27
Richland	December 23, 1980	238584	218	767
Sabine	December 23, 1980	252914	136	54
St. Bernard	December 22, 1980	178716	209	356
St. Charles	December 22, 1980	79024	277	357
St. Helena	December 22, 1980	041850	106	450
St. James	December 22, 1980	56471	117	34
St. John the Baptist	December 22, 1980	75645	110	387
St. Martin	December 22, 1980	99941	288	112
St. Tammany	December 22, 1980	454667	816	740
Tangipahoa	December 22, 1980	287147	354	433
Tensas	December 23, 1980	117489	37	260
Terrebonne	December 22, 1980	640848	539	610
Union	December 23, 1980	194966	138	326
Vernon	December 23, 1980	383141	538	607
Washington	December 22, 1980	95069	316	171
Webster	December 23, 1980	290541	253	29
West Carroll	December 23, 1980	162394	120	439
Winn	December 23, 1980	114316	111	133
_____________
*    Special Mortgage Book

**    Bond Mortgage Book
†    Notarial Archives Number
; and
WHEREAS, in addition to the property described in the Mortgage, as supplemented, the Company has acquired certain other property, rights and interests in property; and
WHEREAS, the Florida Company or the Company has heretofore issued, in accordance with the provisions of the Mortgage, as supplemented, the following series of First Mortgage Bonds:

Series	Principal Amount Issued	Principal Amount Outstanding
3 % Series due 1974	$17,000,000	None
3 1/8% Series due 1978	$10,000,000	None
3 % Series due 1980	$10,000,000	None
4 % Series due 1983	$12,000,000	None
3 1/8% Series due 1984	$18,000,000	$18,000,000
4 3/4% Series due 1987	$20,000,000	$20,000,000
5 % Series due 1990	$20,000,000	$20,000,000
4 5/8% Series due 1994	$25,000,000	$25,000,000
5 3/4% Series due 1996	$35,000,000	$35,000,000
5 5/8% Series due 1997	$16,000,000	$16,000,000
6 1/2% Series due September 1, 1997	$18,000,000	$18,000,000
7 1/8% Series due 1998	$35,000,000	$35,000,000
9 3/8% Series due 1999	$25,000,000	$25,000,000
9 3/8% Series due 2000	$20,000,000	$20,000,000
7 7/8% Series due 2001	$25,000,000	$25,000,000
7 1/2% Series due 2002	$25,000,000	$25,000,000
7 1/2% Series due November 1, 2002	$25,000,000	$25,000,000
8 % Series due 2003	$45,000,000	$45,000,000
8 3/4% Series due 2004	$45,000,000	$45,000,000
9 1/2% Series due November 1, 1981	$50,000,000	$50,000,000
9 3/8% Series due September 1, 1983	$50,000,000	$50,000,000
8 3/4% Series due December 1, 2006	$40,000,000	$40,000,000
9 % Series due January 1, 1986	$75,000,000	$75,000,000
10 % Series due July 1, 2008	$60,000,000	$60,000,000
10 7/8% Series due May 1, 1989	$45,000,000	$45,000,000
13 1/2% Series due November 1, 2009	$55,000,000	$55,000,000
15 3/4% Series due December 1, 1988	$50,000,000	$50,000,000

which bonds are also hereinafter sometimes called bonds of the First through Twenty-seventh Series, respectively; and
WHEREAS, Section 8 of the Mortgage provides that the form of each series of bonds (other than the First Series) issued thereunder and of the coupons to be attached to coupon bonds of such series shall be established by Resolution of the Board of Directors of the Company and that the form of such series, as established by said Board of Directors, shall specify the descriptive title of the bonds and various other terms thereof, and may also contain such provisions not inconsistent with the provisions of the Mortgage as the

Board of Directors may, in its discretion, cause to be inserted therein expressing or referring to the terms and conditions upon which such bonds are to be issued and/or secured under the Mortgage; and
WHEREAS, Section 120 of the Mortgage provides, among other things, that any power, privilege or right expressly or impliedly reserved to or in any way conferred upon the Company by any provision of the Mortgage, whether such power, privilege or right is in any way restricted or is unrestricted, may be in whole or in part waived or surrendered or subjected to any restriction if at the time unrestricted or to additional restrictions if already restricted, and the Company may enter into any further covenants, limitations or restrictions for the benefit of any one or more series of bonds issued thereunder, or the Company may cure any ambiguity contained therein, or in any supplemental indenture, or may establish the terms and provisions of any series of bonds (other than the First Series) by an instrument in writing executed and acknowledged by the Company in such manner as would be necessary to entitle a conveyance of real estate to record in all of the states in which any property at the time subject to the lien of the Mortgage shall be situated; and
WHEREAS, the Company now desires to create a new series of bonds and to add to its covenants and agreements contained in the Mortgage, as heretofore supplemented, certain other covenants and agreements to be observed by it and to alter and amend in certain respects the covenants and provisions contained in the Mortgage, as heretofore supplemented; and
WHEREAS, the execution and delivery by the Company of this Twenty-ninth Supplemental Indenture, and the terms of the bonds of the Twenty-eighth Series, hereinafter referred to, have been duly authorized by the Board of Directors of the Company by appropriate Resolutions of said Board of Directors;
NOW, THEREFORE, THIS INDENTURE WITNESSETH: That the Company, in consideration of the premises and of One Dollar to it duly paid by the Trustees at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and in further evidence of assurance of the estate, title and rights of the Trustees and in order further to secure the payment both of the principal of and interest and premium, if any, on the bonds from time to time issued under the Mortgage, according to their tenor and effect and the performance of all the provisions of the Mortgage (including any instruments supplemental thereto and any modification made as in the Mortgage provided) and of said bonds, hereby grants, bargains, sells, releases, conveys, assigns, transfers, mortgages, hypothecates, affects, pledges, sets over and confirms (subject, however, to Excepted Encumbrances as defined in Section 6 of the Mortgage) unto J. A. Payne and (to the extent of its legal capacity to hold the same for the purposes hereof) to The Chase Manhattan Bank (National Association), as Trustees under the Mortgage, and to their successor or successors in said trust, and to said Trustees and their successors and assigns for-ever, all of the property now owned by the Company and specifically described in the Mortgage, as supplemented, and all the following described properties of the Company, whether now owned or hereafter acquired, namely:
PARAGRAPH ONE
The Electric Generating Plants, Plant Sites and Stations of the Company, including all electric works, power houses, buildings, pipe lines and structures owned by the Company and all land of the Company on which the same are situated and all of the Company’s lands, together with the buildings and improvements thereon, and all rights, ways, servitudes, prescriptions, and easements, rights-of-way, permits, privileges, licenses, poles, wires, machinery, implements, equipment and appurtenances, forming a part of said plants, sites or stations, or any of them, or used or enjoyed, or capable of being used or enjoyed in conjunction with any of said power plants, sites, stations, lands and property.

PARAGRAPH TWO
The Electric Substations, Switching Stations, Microwave installations and UHF-VHF installations of the Company, and the Sites therefor, including all buildings, structures, towers, poles, all equipment, appliances and devices for transforming, converting, switching, transmitting and distributing electric energy, and for communications, and the lands of the Company on which the same are situated, and all of the Company’s lands, rights, ways, servitudes, prescriptions, easements, rights-of-way, machinery, equipment, appliances, devices, licenses and appurtenances forming a part of said substations, switching stations, microwave installations or UHF-VHF installations, or any of them, or used or enjoyed or capable of being used or enjoyed in conjunction with any of them, including all the Company’s right, title and interest in and to the following property situated in the State of Louisiana:
IBERVILLE PARISH
(1)    Additions, improvements and replacements to the Evergreen 230/34.5 KV Substation, located approximately 3.5 miles southeasterly of Plaquemine in Iberville Parish, situated on/and that certain tract or parcel of land particularly described in Paragraph Two,
Sub-Paragraph (5) of the Thirteenth Supplemental Indenture.
JEFFERSON PARISH
(2)    The Estelle 230/13.8 KV Substation, located on a site fronting on Louisiana State Highway No. 45 approximately 5 miles southerly of the intersection of said Louisiana State Highway No. 45 with Louisiana State Highway No. 90, at or near Marrero in Jefferson Parish, situated on/and that certain tract or parcel of land particularly described in Paragraph Three, Sub-Paragraph (2) of the Sixteenth Supplemental Indenture.
PARAGRAPH THREE
All and Singular the Miscellaneous Lands and Real Estate or Rights and Interests Therein of the Company now owned, or, subject to the provisions of Section 87 of the Mortgage, hereafter acquired during the existence of this trust.
PARAGRAPH FOUR
The Electric Transmission Lines of the Company, including the structures, towers, poles, wires, cables, switch racks, conductors, transformers, pole type substations, insulators and all appliances, devices and equipment used or useful in connection with said transmission lines and systems, and all other property, real, personal or mixed, forming a part thereof or appertaining thereto, together with all rights-of-way, easements, prescriptions, servitudes, permits, privileges, licenses, consents, immunities and rights for or relating to the construction, maintenance or operation thereof, through, over, under or upon any public streets or highways or other lands, public or private.
PARAGRAPH FIVE
The Electric Submarine Cables of the Company, including the wires, cables, switch racks, conductors, conduits, transformers, substations, insulators and all appliances; devices and equipment used or useful in connection with said submarine cables, and all other property, real, personal or mixed, forming a part thereof or appertaining thereto, together with all rights-of-way, easements, prescriptions, servitudes, permits, privileges, licenses, consents, immunities and rights for or relating to the construction, maintenance or operation thereof.
And also all extensions, replacements, branches, taps, developments and improvements of said submarine cables, or any of them, and all other submarine cables owned by the Company wherever situated whether now owned or hereafter acquired and/or constructed, as well as all of the Company’s rights-of-way, easements, permits, privileges, licenses, consents, immunities and rights for or relating to the construction, maintenance or operation thereof, subject, however, to the provisions of Section 87 of the Mortgage.
PARAGRAPH SIX
The Electric Distribution Lines and Systems of the Company, including the structures, towers, poles, wires, insulators and appurtenances, appliances, conductors, conduits, cables, transformers, meters, regulator stations and regulators, accessories, devices and equipment and all of the Company’s other property, real, personal or mixed, forming a part of or used, occupied or enjoyed in connection with or in anywise appertaining to said distribution lines and systems, together with all of the Company’s rights-of-way, easements, permits, prescriptions, privileges, municipal or other franchises, licenses, consents, immunities and rights for or relating to the construction, maintenance or operation thereof, through, over, under, or upon any public streets or highways, public or private lands, including all additions, improvements or replacements to all of the distribution systems located in the municipalities and parishes set forth in the Mortgage and in the First through Twenty-eighth Supplemental Indentures.
And also all branches, extensions, improvements and developments of or appertaining to or connected with said distribution lines, systems or any of them, and all other distributing systems of the Company and parts and portions thereof, wherever situated, whether connected or not connected with any of the foregoing systems and whether now owned or hereafter acquired, as well as all of the Company’s rights-of-way, easements, privileges, prescriptions, permits, municipal or other franchises, consents and rights for or relating to the construction, maintenance or operation thereof or any part or portion thereof, through, over, under or upon any public streets or highways or public or private lands, whether now owned or hereafter acquired, subject, however, to the provisions of Section 87 of the Mortgage.
PARAGRAPH SEVEN
The certain franchises, privileges, permits, grants and consents for the construction, operation and maintenance of electric systems in, on and under streets, alleys, highways, roads, and public grounds, areas and rights-of-way, and/or for the supply and sale of electricity, and all rights incident thereto, which were granted by the governing bodies of the respective municipalities, parishes and public authorities in the State of Louisiana, including, in addition to those described in the Mortgage and in the First through Twenty-eighth Supplemental Indentures, those which are shown together with the expiration dates thereof in the following schedule:
MUNICIPAL ELECTRIC FRANCHISES

Municipality	Parish	Expiration
Marksville	Avoyelles	October 14, 2005
Waterproof	Tensas	November 10, 2005
Clayton	Concordia	November 11, 2005

PARISH ELECTRIC FRANCHISE

Parish	Expiration
Concordia	October 13, 2030
Also all other franchises, privileges, permits, grants and consents owned or hereafter acquired by the Company for the construction, operation and maintenance of electric systems in, on or under streets, alleys, highways, roads, and public grounds, areas and rights-of-way and/or for the supply and sale of electricity, and all rights incident thereto, subject, however, to the provisions of Section 87 of the Mortgage.
All other property, real, personal and mixed, acquired by the Company after the date of the execution and delivery of the Mortgage, in addition to property covered by the First through Twenty-eighth Supplemental Indentures (except any herein or in the Mortgage or in said Supplemental Indentures expressly excepted), now owned or, subject to the provisions of Section 87 of the Mortgage, hereafter acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) and wheresoever situated, including (without in anywise limiting or impairing by the enumeration of the same the scope and intent of the foregoing or of any general description contained in this Twenty-ninth Supplemental Indenture) all lands, power sites, flowage rights, water rights, water locations, water appropriations, ditches, flumes, reservoirs, reservoir sites, canals, raceways, dams, dam sites, aqueducts and all other rights or means for appropriating, conveying, storing and supplying water; all rights-of-way and roads; all plants for the generation of electricity by steam, water and/or other power; all power houses, gas plants, street lighting systems, standards and other equipment incidental thereto, telephone, radio and television systems, air-conditioning systems and equipment incidental thereto, water works, water systems, steam heat and hot water plants, substations, lines, service and supply systems, bridges, culverts, tracks, ice or refrigeration plants and equipment, offices, buildings and other structures and the equipment thereof; all machinery, engines, boilers, dynamos, electric, gas and other machines, regulators, meters, transformers, generators, motors, electrical, gas and mechanical appliances, conduits, cables, water, steam heat, gas or other pipes, gas mains and pipes, service pipes, fittings, valves and connections, pole and transmission lines, wires, cables, tools, implements, apparatus, furniture and chattels; all municipal and other franchises, consents, or permits; all lines for the transmission and distribution of electric current, gas, steam heat or water for any purpose, including towers, poles, wires, cables, pipes, conduits, ducts and all apparatus for use in connection therewith; all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights-of-way and other rights in or relating to real estate or the occupancy of the same and (except as herein or in the Mortgage, as heretofore supplemented, expressly excepted) all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore or in the Mortgage, as heretofore supplemented, described.
TOGETHER WITH all and singular the tenements, hereditaments, prescriptions, servitudes and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 57 of the Mortgage) the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property and franchises and every part and parcel thereof.
IT IS HEREBY AGREED by the Company that, subject to the provisions of Section 87 of the Mortgage, all the property, rights and franchises acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) after the date hereof (except any herein or in the Mortgage, as heretofore supplemented, expressly excepted), shall be and are as fully granted and conveyed hereby and as fully embraced within the lien hereof and the lien of the Mortgage, as if such property, rights and franchises were now owned by the Company and were specifically described herein and conveyed hereby.
PROVIDED THAT the following are not and are not intended to be now or hereafter granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, hypothecated, affected, pledged, set over or confirmed hereunder and are hereby expressly excepted from the lien and operation of this Twenty-ninth Supplemental Indenture and from the lien and operation of the Mortgage, namely: (1) cash, shares of stock, bonds, notes and other obligations and other securities not hereafter specifically pledged, paid, deposited, delivered or held under the Mortgage or covenanted so to be; (2) merchandise, equipment, materials or supplies held for the purpose of sale in the usual course of business and fuel, oil and similar materials and supplies consumable in the operation of any properties of the Company; rolling stock, buses, motor coaches, automobiles and other vehicles and all aircraft; (3) bills, notes and accounts receivable, judgments, demands and choses in action, and all contracts, leases and operating agreements not specifically pledged under the Mortgage or covenanted so to be; (4) the last day of the term of any lease or leasehold which may hereafter become subject to the lien of the Mortgage; (5) electric energy, gas, ice, and other materials or products generated, manufactured, produced or purchased by the Company for sale, distribution or use in the ordinary course of its business; all timber, minerals, mineral rights and royalties; (6) the Company’s franchise to be a corporation; and (7) any property heretofore released pursuant to any provisions of the Mortgage and not heretofore disposed of by the Company; provided, however, that the property and rights expressly excepted from the lien and operation of the Mortgage in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that either or both of the Trustees or a receiver or trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XIII of the Mortgage by reason of the occurrence of a Default as defined in Section 65 thereof.
TO HAVE AND TO HOLD all such properties, real, personal and mixed, granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, hypothecated, affected, pledged, set over or confirmed by the Company as aforesaid, or intended so to be, unto J. A. Payne and (to the extent of its legal capacity to hold the same for the purposes hereof) to The Chase Manhattan Bank (National Association), as Trustees, and their successors and assigns forever.
IN TRUST NEVERTHELESS, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Mortgage, as supplemented, this Twenty-ninth Supplemental Indenture being supplemental thereto.
AND IT IS HEREBY COVENANTED by the Company that all the terms, conditions, provisos, covenants and provisions contained in the Mortgage, as supplemented, shall affect and apply to the property hereinbefore described and conveyed and to the estate, rights, obligations and duties of the Company and the Trustees and the beneficiaries of the trust with respect to said property, and to the Trustees and their successors as Trustees of said property in the same manner and with the same effect as if said property had been owned by the Company at the time of the execution of the Mortgage, and had been specifically and at length described in and conveyed to said Trustees by the Mortgage as a part of the property therein stated to be conveyed.

The Company further covenants and agrees to and with the Trustees and their successor or successors in said trust under the Mortgage as follows:

ARTICLE I

TWENTY-EIGHTH SERIES OF BONDS

Section 1.There shall be a series of bonds designated “16% Series due April 1, 1991” (herein sometimes referred to as the “Twenty-eighth Series”), each of which shall also bear the descriptive title “First Mortgage Bond”, and the form thereof, which shall be established by Resolution of the Board of Directors of the Company, shall contain suitable provisions with respect to the matters hereinafter in this Section specified. Bonds of the Twenty-eighth Series (which shall he initially issued in the aggregate principal amount of $75,000,000) shall be dated as in Section 10 of the Mortgage provided, shall mature on April 1, 1991, shall be issued as fully registered bonds in denominations of One Thousand Dollars and in any multiple or multiples of One Thousand Dollars, and shall bear interest at the rate of 16% per annum, payable semi-annually on October 1 and April 1 of each year, the principal of and interest on each said bond to be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts.
The Company reserves the right to establish, at any time, by Resolution of the Board of Directors of the Company, a form of coupon bond, and of appurtenant coupons, for the Twenty-eighth Series and to provide for exchangeability of such coupon bonds with the bonds of said Series issued hereunder in fully registered form and to make all appropriate provisions for such purpose.
(I)    Bonds of the Twenty-eighth Series shall be redeemable at the option of the Company in whole at any time, or in part from time to time, prior to maturity, upon notice, as provided in Section 52 of the Mortgage, mailed at least 30 days prior to the date fixed for redemption, at the following general redemption prices, expressed in percentages of the principal amount of the bonds to be redeemed:
GENERAL REDEMPTION PRICES
If redeemed during 12 months period ending March 31,

1982115.51%	1987106.90%
1983113.79%	1988105.17%
1984112.07%	1989103.45%
1985110.34%	1990101.73%
1986108.62%	1991100.00%
together, in each case, with accrued interest to the date fixed for redemption; provided, however, that none of the bonds of the Twenty-eighth Series shall be redeemed at the general redemption prices prior to April 1, 1986, if such redemption is for the purpose or in anticipation of refunding such bond through the use, directly or indirectly, of funds borrowed by the Company at an effective interest cost to the Company (computed in accordance with generally accepted financial practice) of less than 16.2864% per annum.
(II)    Bonds of the Twenty-eighth Series shall also be redeemable in whole at any time, or in part from time to time, prior to maturity, upon like notice, by the application (either at the option of the Company or pursuant to the requirements of the Mortgage) of cash deposited with the Corporate Trustee pursuant to the provisions of Section 39 or Section 64 of the Mortgage or of Section 2 hereof or with the Proceeds of

Released Property at the following special redemption prices, expressed in percentages of the principal amount of the bonds to be redeemed:
SPECIAL REDEMPTION PRICES
If redeemed during 12 months period ending March 31,

1982 100.00%	1987 100.00%
1983 100.00%	1988 100.00%
1984 100.00%	1989 100.00%
1985 100.00%	1990 100.00%
1986 100.00%	1991 100.00%
together, in each case, with accrued interest to the date fixed for redemption; provided, however, that if the date fixed for redemption in the case of the application of cash deposited with the Corporate Trustee pursuant to the provisions of Section 2 hereof shall be prior to January 1 of the calendar year in which such deposit of cash shall become due under the provisions of said Section 2, bonds of the Twenty-eighth Series shall be redeemable at the general redemption prices set forth in subdivision (I) of this Section, together with accrued interest to the date fixed for redemption.
(III) At the option of the registered owner, any bonds of the Twenty-eighth Series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, shall be exchangeable for a like aggregate principal amount of bonds of the same series of other authorized denominations.
Bonds of the Twenty-eighth Series shall be transferable, upon the surrender thereof for cancellation, together with a written instrument of transfer in form approved by the registrar duly executed by the registered owner or by his duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York.
Upon any exchange or transfer of bonds of the Twenty-eighth Series, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other governmental charge, as provided in Section 12 of the Mortgage, but the Company hereby waives any right to make a charge in addition thereto for any exchange or transfer of bonds of said Series.

ARTICLE II

SINKING OR IMPROVEMENT FUND FOR BONDS
OF THE TWENTY-EIGHTH SERIES

Section 2.The Company covenants that, so long as any of the bonds of the Twenty-eighth Series shall remain Outstanding, it will, on or before March 1, 1983, and on or before March 1 of each year there-after to and including the year 1991, deliver to the Corporate Trustee:

(A)An Officers’ Certificate which shall state:

(a)the greatest principal amount of all bonds of the Twenty-eighth Series prior to January 1 of such year at any one time Outstanding;

(b)the aggregate principal amount of all bonds of the Twenty-eighth Series retired prior to the date of such Officers’ Certificate (i) pursuant to the provisions of subdivision (3) or subdivision (4) of Section 61 of the Mortgage by use or application of the proceeds of insurance on, the release or other disposition of, or the taking by eminent domain of, property; or (ii) pursuant to the provisions of Section 64 of the Mortgage;

(c)the aggregate principal amount of bonds the right to the authentication and delivery of which (on the basis of the retirement of bonds of the Twenty-eighth Series) shall have been waived prior to the date of such Officers’ Certificate pursuant to the provisions of clause (c) of subdivision (4) of Section 59 of the Mortgage as the basis of the release of property or pursuant to the provisions of subdivision (2) of Section 61 of the Mortgage as the basis of the withdrawal of cash representing proceeds of insurance on, the release or other disposition of, or the taking by eminent domain of, property;

(d)the amount remaining after deducting the sum of the amounts stated pursuant to clauses (b) and (c) above from the amount stated pursuant to clause (a) above;

(e)the amount which is one per centum (1%) of the amount stated pursuant to clause (d) above; and

(f)(i) an aggregate principal amount of bond(s) or fraction of a bond, not to exceed $600,000 principal amount for any such year, the authentication and delivery of which the Company has theretofore waived in compliance with Section 2 of the Second Supplemental Indenture or Section 2 of the Twentieth Supplemental Indenture upon the basis of Property Additions, which waiver or waivers shall not theretofore have been used as a credit under this clause (i) or under clause (i) of Subdivision (A) of Section 2 of the Twenty-eighth Supplemental Indenture; plus (ii) an aggregate principal amount of bond(s) or fraction of a bond to the authentication and delivery of which the Company shall then be entitled on the basis of Property Additions or on the basis of the retirement of bonds of the Twenty-eighth Series by virtue of compliance with all applicable provisions of the Mortgage (except as hereinafter in this Section otherwise provided) if the Company elects to make its right to the authentication and delivery of such bond(s) or fraction of a bond the basis of a credit under this Section.

(B)An amount in cash and/or principal amount of bonds of the Twenty-eighth Series equivalent to the amount stated in the Officers’ Certificate (due on or before March 1 of such year) provided for by this Section pursuant to the requirements of clause (e) of subdivision (A) of this Section; provided, however, that against the amount of cash or bonds payable or deliverable pursuant to this subdivision (B), there shall be credited the principal amount, if any, of the bonds which shall be stated in such Officers’ Certificate pursuant to the requirements of clause (f) of subdivision (A) of this Section.

For the purpose of subdivision (A) of this Section the term “Outstanding” shall not include bonds of the Twenty-eighth Series pledged to secure indebtedness of the Company and not at any time otherwise issued by the Company.
Such cash together with any bonds delivered to the Corporate Trustee under the provisions of this Section shall be dealt with as provided for by this Section.

Notwithstanding any other provisions of this Twenty-ninth Supplemental Indenture or of the Mortgage, (i) the Company shall be permitted from time to time to anticipate in whole or in part the requirements of this Section becoming due on March 1 of the then current year or any subsequent year or years by depositing cash and/or a principal amount of bonds of the
Twenty-eighth Series with the Corporate Trustee in full satisfaction or in partial satisfaction of the requirements of this Section and (ii) any cash so deposited, whether in full satisfaction or in partial satisfaction of the requirements of this Section and whether becoming due on March 1 of the then current year or of a subsequent year, may be from time to time withdrawn, used or applied in the manner, to the extent, for the purposes and subject to the conditions provided in Section 31 of the Mortgage or in subdivisions (3) and/or (4) of Section 61 of the Mortgage; provided, however, that the retirement of no bonds of any series other than the Twenty-eighth Series shall be made the basis of the withdrawal of cash deposited under this Section; and provided further, that no bonds of any series other than the Twenty-eighth Series shall be purchased, paid or redeemed, as above provided, with cash deposited under the provisions of this Section and that no bonds of the Twenty-eighth Series shall be purchased with cash deposited under this Section at such price (including accrued interest and brokerage) that the cost thereof to the Company is in excess of the cost of redeeming such bonds on a date 40 days after the date of such purchase (including premium, if any, and accrued interest from the interest date next preceding the date of purchase to such redemption date in such cost); and provided further, that the Company may not deposit cash prior to April 1, 1986, in anticipation of the requirements of this Section if the cash so deposited represents borrowed funds, or is in anticipation of funds to be borrowed, having an effective interest cost to the Company (computed in accordance with generally accepted financial practice) of less than 16.2864% per annum.
In case credit under the provisions of this Section is applied for in whole or in part upon the basis of the right to the authentication and delivery of bonds, the Company shall comply with all applicable provisions of the Mortgage relating to such authentication and delivery; except that the Company shall not be required to comply with any earning requirements or to deliver to the Corporate Trustee any Resolution, Officers’ Certificate, Net Earning Certificate or Opinion of Counsel such as is described in subdivisions (1), (2), (6), and (8) of Section 28 of the Mortgage.
So long as any bonds of the Twenty-eighth Series shall remain Outstanding, any election by the Company pursuant to clause (f) of subdivision (A) of this Section to make its right to the authentication and delivery of any bond(s) or fraction of a bond the basis of a credit under this Section shall operate as a waiver by the Company of its right to the authentication and delivery of such bond(s) or fraction of a bond and such bond(s) or fraction of a bond may not thereafter be authenticated and delivered under the Mortgage, and any Property Additions which have been made the basis of any such right to the authentication and delivery of bond(s) or fraction of a bond so waived shall have the status of Funded Property and shall be deemed to have been made the basis of a credit under the Mortgage.
For all purposes of the Mortgage (including all calculations thereunder), so long as any bonds of the Twenty-eighth Series remain Outstanding, as defined in Section 2 of the Mortgage:

(I)
any cash deposited under the provisions of this Section or Section 40 of the Mortgage or Section 2 of the First through Eleventh, Thirteenth through Twentieth and Twenty-second through Twenty-eighth Supplemental Indentures shall be deemed to be Funded Cash;

(II)
any bonds of the Twenty-eighth Series delivered to the Corporate Trustee pursuant to the provisions of this Section or any bonds of the Second through Twenty-seventh Series delivered to the Corporate Trustee pursuant to the provisions of Section 2 of the First through Eleventh, Thirteenth through Twentieth, Twenty-second through Twenty-eighth Supplemental

Indentures or any bonds of the First Series delivered to the Corporate Trustee or credited pursuant to the provisions of Section 40 of the Mortgage, shall, after such delivery or crediting, be deemed to have been retired by the use of Funded Cash; and

(III)
with respect to all credits taken under this Section or Section 2 of the First through Eleventh, Thirteenth through Twentieth and Twenty-second through Twenty-eighth Supplemental Indentures on the basis of waivers of the right to the authentication and delivery of bonds or otherwise, it shall be deemed that (in lieu of such credits being so taken) an amount of cash equal to each such credit was deposited pursuant to the provisions of this Section or of said Section 2 of the First through Eleventh, Thirteenth through Twentieth, and Twenty-second through Twenty-eighth Supplemental Indentures, as the case may be, and concurrently with such deposit was withdrawn on the same basis as that on which such credit was taken.

Any bonds issued under the Mortgage delivered to, deposited with or purchased or redeemed by the Corporate Trustee pursuant to the provisions of this Section shall forthwith be canceled by the Corporate Trustee.
The Company shall forthwith from time to time on demand of the Corporate Trustee make further payments pursuant to the provisions of this Section on account of accrued interest, brokerage and premium, if any, on bonds purchased or redeemed or then to be purchased or redeemed but not in excess of
(AA) the aggregate cost for principal, interest, brokerage and premium, if any, on all bonds theretofore, or then to be, purchased and/or redeemed pursuant to the provisions of this Section;
after deducting therefrom
(BB) the aggregate principal amount of all bonds theretofore, and of all bonds then to be, purchased and/or redeemed pursuant to the provisions of this Section, plus the aggregate of all such further payments theretofore made pursuant to the provisions of this Section on account of accrued interest, brokerage and/or premium, if any.

ARTICLE III

DIVIDEND COVENANT

Section 3.The Company covenants that, so long as any of the bonds of the Twenty-eighth Series are Outstanding, it will not declare any dividends on its Common Stock (other than (a) a dividend payable solely in shares of its Common Stock, or (b) a dividend payable in cash in cases where, concurrently with the payment of such dividend, an amount in cash equal to such dividend is received by the Company as a capital contribution or as the proceeds of the issue and sale of shares of its Common Stock) or make any distribution on outstanding shares of its Common Stock or purchase or otherwise acquire for value any outstanding shares of its Common Stock (otherwise than in exchange for or out of the proceeds from the sale of other shares of its Common Stock) if, after such dividend, distribution, purchase or acquisition, the aggregate amount of such dividends, distributions, purchases and acquisitions paid or made subsequent to March 31, 1981 (other than any dividend declared by the Company on or before March 31, 1981 for payment on or before April 30, 1981) exceeds (without giving effect to (i) any of such dividends, distributions, purchases or acquisitions, or (ii) any net transfers from earned surplus to stated capital accounts) the sum of

(a) the aggregate amount credited subsequent to March 31, 1981, to earned surplus, (b) $108,000,000 and (c) such additional amounts as shall be authorized or approved, upon application by the Company, by the Securities and Exchange Commission, or by any successor commission thereto, under the Public Utility Holding Company Act of 1935.

For the purpose of this Section 3, the aggregate amount credited subsequent to March 31, 1981 to earned surplus shall be determined in accordance with generally accepted accounting principles and practices after making provision for dividends upon any preferred stock of the Company, accumulated subsequent to such date, but in such determination there shall not be considered charges to earned surplus applicable to the period prior to April 1, 1981, including, but not limited to, charges to earned surplus for write-offs or write-downs of book values of assets owned by the Company on March 31, 1981. There shall be included as a deduction, however, in determining the net balance to be transferred from the income account for any period subsequent to March 31, 1981, amounts equal to the sum of (1) amounts, not otherwise deducted, which would be required to be included in operating expenses in each Net Earning Certificate by the provisions of Section 6 of this Twenty-ninth Supplemental Indenture and (2) the Company’s provisions during such period for depreciation and retirement of property (but excluding from this subdivision (2) amounts included under subdivision (1) above), which sum, for the purposes of this Section 3, shall not be less than the aggregate amounts required to be stated for the period from April 1, 1981, to the date of such dividend, distribution, purchase or acquisition in the Officers’ Certificate of Replacements by the provisions of subdivision (1) of subsection (I) of Section 39 of the Mortgage, including proportionate amounts calculated as provided in subdivision (1) thereof for any portion of the period elapsed since March 31, 1981, not theretofore included in any Officers’ Certificate of Replacements.
For the purpose of this Section 3, the Company’s provisions for depreciation and retirement of property shall be deemed to be the amount credited to the accumulated provision for depreciation account through charges to operating expenses, or otherwise to income, as provided in the Uniform System of Accounts prescribed for Public Utilities and Licensees by the Federal Energy Regulatory Commission.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.Subject to any amendments provided for in this Twenty-ninth Supplemental Indenture, the terms defined in the Mortgage, as heretofore supplemented, shall, for all purposes of this Twenty-ninth Supplemental Indenture, have the meanings specified in the Mortgage, as heretofore supplemented.

Section 5.So long as any bonds of the Twenty-eighth Series shall remain Outstanding, in each Net Earning Certificate made pursuant to Section 7 of the Mortgage there shall be included in operating expenses for the twelve (12) months period with respect to which such certificate is made an amount, if any (not otherwise included), equal to the provisions for amortization of any amounts included in utility plant acquisition adjustment accounts for such period.

Section 6.So long as any bonds of the Twenty-eighth Series shall remain Outstanding, subdivision (2) of Section 7 of the Mortgage is hereby amended by adding thereto the following words “provided, further, that the amount so included in such operating expenses in lieu of the amounts actually appropriated out of income for retirement of the Mortgaged and Pledged Property used primarily and principally in the electric, gas, steam and/or hot water utility business and the Company’s automotive equipment used in the operation of such property shall not be less than the amounts so actually appropriated out of income”.

Section 7.So long as any bonds of the Twenty-eighth Series shall remain Outstanding, clause (5) of subsection (I) of Section 39 of the Mortgage is amended by deleting the word “expenditures” from the first line of such clause (5) and inserting in lieu thereof the words “net cash expenditures (after reflecting salvage) made”.

Section 8.Section 55 of the Mortgage, as heretofore amended, is hereby further amended to insert the words “and subject to the provisions of Section 2 of the Twenty-ninth Supplemental Indenture dated as of April 1, 1981”, after the date “December 1, 1980”.

Section 9.Effective with and applicable to the application to the Corporate Trustee for the authentication and delivery of the first series of bonds created after May 30, 1981, or such later date as shall be authorized or approved by the Securities and Exchange Commission, or by any successor commission thereto, under the Public Utility Holding Company Act of 1935, clauses (9), (10) and (11) of Section 7 of the Mortgage are hereby amended to read as follows:

“(9) the amount, if any, by which the amount required to be stated in such certificate by clause (8) of this Section exceeds 10 per centum (10%) of the amount required to be stated in such certificate by clause (7) of this Section; provided, however, that there may be substituted for 10 per centum (10%) such per centum greater than ten per centum (10%) but not greater than fifteen per centum (15%) as shall be authorized or approved, upon application by the Company, by the Securities and Exchange Commission, or any successor commission thereto, under the Public Utility Holding Company Act of 1935;
(10) the amount remaining after deducting in such certificate the amount, if any, required to be stated by clause (9) of this Section from the amount required to be stated by clause (8) of this Section; provided, however, that, so long as any bonds issued prior to January 1, 1981, shall remain Outstanding, the amount to be deducted from clause (8) of this Section shall not be less than the amount, if any, by which the aggregate of (a) such other income (net) and (b) that portion of the amount required to be stated, in such certificate by clause (7) of this Section which, in the opinion of the signers, is directly derived from, the operation of property (other than paving, grading and other improvements to, under or upon public highways, bridges, parks or other public properties of analogous character) not subject to the Lien of this Indenture at the date of such certificate, exceeds ten per centum (10%) of the sum of clauses (7) and (8) of this Section; and provided further, that in computing the foregoing, there may be used such per centum greater than ten per centum (10%) but not greater than fifteen per centum (15%) as shall be authorized or approved, upon application by the Company, by the Securities and Exchange Commission, or by any successor commission thereto, under the Public Utility Holding Company Act of 1935; and provided further, that if the amount required to be stated in such certificate by clause (7) of this Section includes revenues from the operation of property not subject to the Lien of this Indenture, there shall be included in the calculation to be made pursuant to this clause (10) such reasonable interdepartmental or interproperty revenues and expenses between the Mortgaged and Pledged Property and the property not subject to the Lien hereof as shall be allocated to such respective properties by the Company; and
(11) the Adjusted Net Earnings of the Company for such period of twelve (12) consecutive calendar months (being the sum of clauses (7) and (10) of this Section);”.

Section 10.The Trustees hereby accept the trusts herein declared, provided, created or supplemented and agree to perform the same upon the terms and conditions herein and in the Mortgage, as heretofore amended, set forth and upon the following terms and conditions:

The Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twenty-ninth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. In general each and every term and condition contained in Article XVII of the Mortgage, as heretofore amended, shall apply to and form part of this Twenty-ninth Supplemental Indenture with the same force and effect as if the same were herein set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Twenty-ninth Supplemental Indenture.
Section 11.Whenever in this Twenty-ninth Supplemental Indenture either of the parties hereto is named or referred to, this shall, subject to the provisions of Articles XVI and XVII of the Mortgage, as heretofore amended, be deemed to include the successors and assigns of such party, and all covenants and agreements in this Twenty-ninth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustees, or either of them, shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

Section 12.Nothing in this Twenty-ninth Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds and coupons Outstanding under the Mortgage, any right, remedy or claim under or by reason of this Twenty-ninth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Twenty-ninth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and coupons Outstanding under the Mortgage.

Section 13.It is the intention and it is hereby agreed that, so far as concerns that portion of the Mortgaged and Pledged Property situated within the State of Louisiana, the general language of conveyance contained in this Twenty-ninth Supplemental Indenture is intended and shall be construed as words of hypothecation and not of conveyance, and that, so far as the said Louisiana property is concerned, this Twenty-ninth Supplemental Indenture shall be considered as an act of mortgage and pledge under the laws of the State of Louisiana, and the Trustees herein named are named as mortgagee and pledgee in trust for the benefit of themselves and of all present and future holders of bonds and coupons issued and to be issued under the Mortgage, and are irrevocably appointed special agents and representatives of the holders of the bonds and coupons issued and to be issued under the Mortgage and vested with full power in their behalf to effect and enforce the mortgage and pledge hereby constituted for their benefit, or otherwise to act as herein provided for.

Section 14.This Twenty-ninth Supplemental Indenture shall be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, LOUISIANA POWER & LIGHT COMPANY has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by its President or one of its Vice Presidents, and its corporate seal to be attested by its Secretary or one of its Assistant Secretaries for and in its behalf, and THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), in token of its acceptance of the trust hereby created, has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents or one of its Second Vice Presidents and its corporate seal to be attested by one of its Assistant Secretaries, and J. A. PAYNE for all like purposes has hereunto set his hand and affixed his seal, all in The City of New York, as of the day and year first above written.

Louisiana Power & Light Company

	By:	/s/ J. M. Mooney
J. M. Mooney Vice President

[CORPORATE SEAL]

Attest:

/s/ R. J. Estrada
R. J. Estrada
Assistant Secretary

Executed, sealed and delivered by Louisiana Power & Light Company in the presence of:

/s/ D. E. Matthews
Dorothea E. Matthews

/s/ John M. Stuart
John M. Stuart

The Chase Manhattan Bank (National Association), As Trustee

/s/ V. J. Marino
V. J. Marino
Vice President

[CORPORATE SEAL]
Attest:

/s/ Diane E. Heaney	/s/ J.A. Payne [L.S.]
Diane E. Heaney	J. A. Payne
Assistant Secretary	As Co-Trustee
Executed, sealed and delivered by The Chase Manhattan Bank (National Association) and J. A. Payne in the presence of:

/s/ Mary Bogad
Mary Bogad

/s/ Kevin Logue
Kevin Logue

STATE OF NEW YORK     )
)    ss:
COUNTY OF NEW YORK    )

On this 21st day of April, 1981, before me appeared J. M. MOONEY, to me personally known, who, being by me duly sworn, did say that he is a Vice President of LOUISIANA POWER & LIGHT COMPANY, and that the seal affixed to the above instrument is the corporate seal of said corporation and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and said J. M. MOONEY acknowledged said instrument to be the free act and deed of said corporation.
On the 21st day of April, in the year 1981, before me personally came J. M. MOONEY, to me known, who, being by me duly sworn, did depose and say that he resides at 2701 Somerset Drive, New Orleans, State of Louisiana; that he is a Vice President of LOUISIANA POWER & LIGHT COMPANY, one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal, that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.
[NOTARIAL SEAL]

/s/ Loretta Sandano
Loretta Sandano
NOTARY PUBLIC, State of New York No. 30-8753225 Qualified in Nassau County Certificate filed in New York County Commission Expires March 30, 1982

STATE OF NEW YORK     )
)    ss:
COUNTY OF NEW YORK    )
On this 15th day of April, 1981, before me appeared V. J. MARINO, to me personally known, who, being by me duly sworn, did say that he is a Vice President of THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), and that the seal affixed to the above instrument is the corporate seal of said corporation and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and said V. J. Marino acknowledged said instrument to be the free act and deed of said corporation.
On the 15th day of April, in the year 1981, before me personally came V. J. MARINO, to me known, who, being by me duly sworn, did depose and say that he resides at 37 Crane Circle, New Providence, New Jersey; that he is a Vice President of THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corpo-rate seal, that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.
[NOTARIAL SEAL]

/s/ Della M. Killett
Della M. Killett
NOTARY PUBLIC, State of New York No. 24-4659667 Qualified in Kings County Certificate filed in New York County Commission Expires March 30, 1983

STATE OF NEW YORK     )
)    ss:
COUNTY OF NEW YORK    )

On the 15th day of April, 1981, before me personally appeared J. A. PAYNE, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same as his free act and deed.
On the 15th day of April, 1981, before me personally came J. A. PAYNE, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same.
[NOTARIAL SEAL]

/s/ Della M. Killett
Della M. Killett
NOTARY PUBLIC, State of New York No. 24-4659667 Qualified in Kings County Certificate filed in New York County Commission Expires March 30, 1983

SUMMARY OF RECORDATION DATA

Parish	Date Filed	Entry or File Number	Mortgage Book	Folio
Ascension	April 27, 1981	182045	301	73
Assumption	April 27, 1981	135787	129	616
Avoyelles	April 28, 1981	81-2970	*48	369
Bienville	April 28, 1981	Z-8724	156	802
Bossier	April 28, 1981	356886	428	360
Caldwell	April 28, 1981	147978	102	98
Catahoula	April 28, 1981	176015	109	621
Claiborne	April 28, 1981	302724	132	740
Concordia	April 28, 1981	150543	128	160
East Carroll	April 28, 1981	51980	136	646
East Feliciana	April 27, 1981	92320	80	195
Franklin	April 28, 1981	225138	159	594
Grant	April 28, 1981	37538	113	47
Iberville	April 27, 1981	313	172	709
Jackson	April 28, 1981	260712	*SS	535
Jefferson	April 27, 1981	965418	**6	901
Lafourche	April 27, 1981	540042	378	381
LaSalle	April 28, 1981	114165	112	386
Lincoln	April 28, 1981	D-34174	163	31
Livingston	April 27, 1981	181118	188	570
Madison	April 28, 1981	61372	60	96
Morehouse	April 28, 1981	59527	305	736
Natchitoches	April 28, 1981	M-A-4252	411A	150
Orleans	April 27, 1981	†408734	2310A	549
Ouachita	April 28, 1981	834409	980	535
Plaquemines	April 27, 1981	108	112	391
Rapides	April 28, 1981	736100	912	98
Red River	April 28, 1981	148345	94	474
Richland	April 28, 1981	240267	221	692
Sabine	April 28, 1981	254944	137	625
St. Bernard	April 27, 1981	181208	214	411
St. Charles	April 27, 1981	81104	282	746
St. Helena	April 27, 1981	042786	108	21
St. James	April 27, 1981	57461	118	660
St. John the Baptist	April 27, 1981	77374	114	185
St. Martin	April 27, 1981	101127	292	793
St. Tammany	April 27, 1981	461475	830	325
Tangipahoa	April 27, 1981	291195	360	150
Tensas	April 28, 1981	118919	39	239
Terrebonne	April 27, 1981	651168	549	701
Union	April 28, 1981	197154	144	60
Vernon	April 28, 1981	386343	547	302
Washington	April 27, 1981	97051	319	271
Webster	April 28, 1981	292827	255	660
West Carroll	April 28, 1981	163611	123	442
Winn	April 28, 1981	115522	112	315

_____________
*    Special Mortgage Book
**    Bond Mortgage Book
†    Notarial Archives Number